                  Exhibit 99.1

Contact:                 Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces 2008 First Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (May 12, 2008)    For the Company’s 2008 first quarter ended March 30, 2008, the Company reported net income of $75,517 or $0.02 per diluted share, compared with a net loss of $69,544 or $0.02 per diluted share for the first quarter of fiscal year 2007.

The Company’s revenues for the first quarter of fiscal year 2008 decreased $87,008 or 0.4% to $20.4 million compared with $20.5 million for the same quarter in fiscal year 2007.  Restaurant sales for first quarter 2008 decreased $83,345 or 0.4% to $20.2 million compared with $20.3 million for the first quarter of fiscal year 2007.  The decrease in restaurant revenue reflects the sale of one Casa Olé restaurant in June of 2007 and the six week closure of another Casa Olé restaurant that was extensively damaged by fire, the impact of which was partially offset by an increase in same-store sales.  For the first quarter ended March 30, 2008, Company-owned same-restaurant sales increased approximately 1.2% and franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 3.3% over the same quarter in fiscal 2007.

Commenting on the Company’s first quarter results, Curt Glowacki, Chief Executive Officer, stated, “I am very pleased that same-store sales were positive for the third consecutive quarter, and continue to be positive in the second quarter of fiscal year 2008.  These trends are contrary to national casual-dining industry trends.”

Mr. Glowacki added, “The first quarter represented continued progress in returning the Company to acceptable results.    In March of fiscal 2008, we selectively raised menu prices across most of our concepts, and although cost of sales increased 30 basis points to 28.6% compared with the first quarter one year ago, it improved 40 basis points compared with the fourth quarter of fiscal year 2007.  As we have stated before, if commodity prices continue to rise, we will continue to selectively raise menu prices to the extent we believe we can do so without risking a decline in customer counts and traffic.  Together, labor and restaurant operating expenses improved 190 basis points compared with the first quarter one year ago.  General and administrative expenses, however, increased approximately $190,000 compared with the first quarter in fiscal year 2007.  Costs related to the development of the Mission Burrito concept contributed approximately 40% of the increase, and legal, Sarbanes Oxley 404, banking fees and stock-based compensation expense accounted for the remainder of the increase.”

Mr. Glowacki concluded, “We continue to be very excited about our Company’s growth plans for Mission Burrito, our fast casual entry into the high growth quick serve burrito category.  During the first quarter of fiscal 2008, we opened the third Mission Burrito restaurant – our new prototype – in Katy, Texas.  Sales have exceeded our expectations.  The fourth Mission Burrito restaurant, which is under construction, will open in May of fiscal 2008.  Currently, four additional Mission Burrito restaurants are under various stages of development, two of which we believe we can open before the end of fiscal year 2008.”

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants.  The current system includes 59 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	13-Week	13-Week
	Period Ended	Period Ended
	3/30/08	4/1/2007
Revenues:
Restaurant sales	$20,244,473	$20,327,818
Franchise fees, royalties and other	158,581	162,244
	20,403,054	20,490,062
Costs and expenses:
Cost of sales	5,789,894	5,746,999
Labor	6,431,823	6,848,819
Restaurant operating expenses	5,070,497	5,098,166
General and administrative	2,101,582	1,908,880
Depreciation and amortization	858,858	821,773
Pre-opening costs	36,884	--
Impairment costs	32,252	--
Vidor fire gain	(126,371)	--
Loss on sale of property and equipment	27,007	7,315
	20,222,426	20,431,952

Operating income	180,628	58,110

Other income (expense):
Interest income	2,082	1,963
Interest expense	(141,523)	(99,632)
Other, net	7,332	11,203
	(132,109)	(86,466)

Income (loss) from continuing operations before income taxes	48,519	(28,356)
Income tax expense (benefit)	12,166	(7,098)
Income (loss) from continuing operations	36,353	(21,258)

Discontinued operations:
Loss from discontinued operations	--	(21,453)
Restaurant closure income (expense)	52,289	(59,020)
Gain on sale of assets	--	3,412
Income (loss) from discontinued operations before income taxes	52,289	(77,061)
Income tax benefit (provision)	(13,125)	28,775
Income (loss) from discontinued operations	39,164	(48,286)

Net Income (loss)	$75,517	$(69,544)

Basic income (loss) per share
Income (loss) from continuing operations	$0.01	$(0.01)
Income (loss) from discontinued operations	0.01	(0.01)
Net income (loss)	$0.02	$(0.02)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.01	$(0.01)
Income (loss) from discontinued operations	0.01	(0.01)
Net income (loss)	$0.02	$(0.02)

Weighted average number of shares outstanding (basic)	3,247,167	3,460,322
Weighted average number of shares outstanding (diluted)	3,314,286	3,460,322